Exhibit 4.1

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of October 24, 2008, is by and among Transmeridian Exploration Inc., a British Virgin Islands company (the “Company”), the Guarantors and The Bank of New York Mellon, formerly known as The Bank of New York, as trustee under the Indenture referred to herein (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Initial Indenture”), dated as of December 12, 2005, as amended by the First Supplemental Indenture dated as of December 22, 2005 (the “First Supplemental Indenture”), and as amended by the Second Supplemental Indenture dated as of May 24, 2006 (the “Second Supplemental Indenture”) relating to the Company’s Senior Secured Notes due 2010 issued in the aggregate principal amount of $290,000,000 (the “Securities”). The Initial Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, shall be referred to herein as the “Original Indenture.”

WHEREAS, Section 9.2 of the Original Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Original Indenture, the Securities or the Security Documents with the written consent of the Holders of at least a majority in outstanding principal amount of the Securities;

WHEREAS, the only Guarantors under the Original Indenture are the five entities specified as such on the signature pages hereto;

WHEREAS, pursuant to the Offering Memorandum and Consent Solicitation Statement dated July 23, 2008 (as supplemented from time to time, the “Offering Memorandum”) of the Company, the Company has solicited consents of the Holders to authorize the amendment of the Original Indenture and the Security Documents;

WHEREAS, in connection with the amendment of the Original Indenture, the Company has obtained the written consent of the Holders of at least a majority in outstanding principal amount of the Securities to the substance of the amendments (the “Amendments”) to the Original Indenture set forth in this Third Supplemental Indenture evidence of which written consent that is satisfactory to the Trustee having been filed therewith;

WHEREAS, pursuant to Sections 9.6 and 12.4 of the Original Indenture, the Trustee has received an Officer’s Certificate and Opinion of Counsel as to the matters specified therein; and

WHEREAS, the execution and delivery of this Third Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Third Supplemental Indenture a valid and binding supplement to the Original Indenture effectively amending the Original Indenture as set forth herein have been duly taken.

NOW, THEREFORE, to comply with the provisions of the Original Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Guarantors mutually covenant and agree with the Trustee as follows:

1. CONSTRUCTION. For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

(a) any reference to a “Section” or a “clause” refers to a Section or a clause, as the case may be, of this Third Supplemental Indenture;

(b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to any particular Section, clause or other subdivision; and

(c) capitalized terms used herein without definition and the term “outstanding” shall have the meanings assigned to them in the Original Indenture.

2. AMENDMENTS TO THE ORIGINAL INDENTURE. Subject to Section 3 hereof, for all purposes of this Third Supplemental Indenture, the Original Indenture is hereby amended as follows:

(a) Amendments to Section 1.1 of the Original Indenture.

(i) The definition of “Cash Equivalents” in Section 1.1 of the Original Indenture is amended by deleting the language of such definition in its entirety and replacing it with the following:

““Cash Equivalents” means any of the following:

(1) United States dollars;

(2) direct obligations of the United States of America, any state of the European Economic Area, the People’s Republic of China or Hong Kong or any agency of the foregoing or obligations fully and unconditionally guaranteed or insured by the United States of America, any state of the European Economic Area, the People’s Republic of China or Hong Kong or any agency of the foregoing, in each case having maturities of not more than one year from the date of acquisition thereof;

(3) certificates of deposit with maturities of six months or less from the date of acquisition thereof, time deposit accounts and money market deposits maturing within six months of the date of acquisition thereof, and demand deposits, trust accounts and overnight bank accounts, in each case issued by or with a bank or trust company that is organized under the laws of the United States of America or any state thereof, any state of the European Economic Area or Hong Kong, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100.0 million (or the U.S. dollar equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker-dealer or mutual fund distributor;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with a bank or trust company meeting the qualifications described in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. (or its successor) or Standard & Poor’s Ratings Services (or its successor) and in each case maturing within 270 days after the date of acquisition thereof;

(6) securities, maturing within one year of the date of acquisition thereof, issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof and rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services;

(7) any money market or mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (6) above;

(8) deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains its chief executive office or is engaged in the Oil and Gas Business; provided that all such deposits are made in such accounts in the ordinary course of business; and

(9) time deposit accounts, certificates of deposit, overnight or call deposits and money market deposits with (i) Agricultural Bank of China, Bank of China, Bank of Communications, China Merchants Bank, Industrial and Commercial Bank of China, Industrial Bank Limited or China Construction Bank, (ii) any other bank or trust company organized under the laws of the People’s Republic of China whose long-term debt rating by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services is as high or higher than that of any of those banks listed in clause (i) of this paragraph or (iii) any other bank organized under the laws of the People’s Republic of China, provided that, in the case of clause (iii), such deposits do not exceed $10.0 million (or the U.S. dollar equivalent thereof) with any single bank or $30.0 million (or the U.S. dollar equivalent thereof) in the aggregate on any date of determination.”

(ii) The definition of “Caspi Neft Security Agreements” in Section 1.1 of the Original Indenture is amended by deleting the language of such definition in its entirety and replacing it with the following:

““Caspi Neft Security Agreements” means the amended and restated nominee or custodial arrangements, conditional share transfer agreements, dated as of the Consent Effective Date, and other agreements by and among JSC BTA Securities (formerly known as JSC TuranAlem Securities), the Company, Bramex, the Collateral Agent, the Trustee or the New Trustee with respect to the Capital Stock of Caspi Neft held by the Company and Bramex, as each may be further amended or supplemented from time to time.”

(iii) The definition of “Collateral” in Section 1.1 of the Original Indenture is amended by deleting the language of such definition in its entirety and replacing it with the following:

““Collateral” shall include all property or assets pledged and assigned to, or otherwise made subject to a Lien in favor of, the Collateral Agent pursuant to the Security Documents, including (1) the Capital Stock of the existing and any future Restricted Subsidiaries of the Company held directly by the Company and all existing and future intercompany Indebtedness represented by loans from the Company, as obligee, to a Restricted Subsidiary or to the Parent; (2) all of the Capital Stock of the Company and TMEI, and all existing and future intercompany Indebtedness represented by loans from the Parent, as obligee, to a Restricted Subsidiary; and (3) all existing and future intercompany Indebtedness represented by loans from any Subsidiary Guarantor, as obligee, to each of the Parent and its Restricted Subsidiaries (and, in the case of Bramex, all of the Capital Stock of Caspi Neft held by it).”

(iv) The definition of “Company Pledge Agreement” in Section 1.1 of the Original Indenture is amended by deleting the language of such definition in its entirety and replacing it with the following:

““Company Pledge Agreement” means the Amended and Restated Pledge Agreement, dated as of the Consent Effective Date, among the Company, the Trustee, the New Trustee and the Collateral Agent, with respect to the Capital Stock of Bramex and Transmeridian Kazakhstan held by the Company, as further amended or supplemented from time to time.”

(v) The definition of “Parent Pledge Agreement” in Section 1.1 of the Original Indenture is amended by deleting the language of such definition in its entirety and replacing it with the following:

““Parent Pledge Agreement” means the Amended and Restated Pledge Agreement, dated as of the Consent Effective Date, among the Parent, the Trustee, the New Trustee and the Collateral Agent with respect to the Capital Stock of the Company and TMEI held by the Parent, as further amended or supplemented from time to time.”

(vi) The definition of “Permitted Liens” in Section 1.1 of the Original Indenture is amended by (A) deleting the word “and” at the end of clause (23) thereof, (B) replacing the period at the end of clause (24) thereof with a semicolon, and (C) adding new clauses (25) and (26) as set forth below:

“(25) Liens securing the New Notes (including any New Notes issued pursuant to the registration rights agreement relating to the New Notes in exchange for New Notes), the New Subsidiary Guarantees, the New Parent Guarantee and other obligations under the New Indenture to the extent that the Securities are equally and ratably secured by such Liens, and other indebtedness incurred pursuant to the Investment Agreement; and

(26) Liens to secure Permitted Refinancing Indebtedness secured by Liens referred to in the foregoing clauses (9), (12), (14), (16) and (25); provided that, in the case of Liens to secure Permitted Refinancing Indebtedness secured by Liens referred to in the foregoing clauses (9), (12), (14), (16) and (25), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof).”

(vii) The following new definitions are added to Section 1.1 of the Original Indenture:

““Consent Effective Date” means the effective date of the Third Supplemental Indenture and the Company Pledge Agreement, the Parent Pledge Agreement and the Caspi Neft Security Agreements.”

““Investment Agreement” means the investment agreement dated as of June 11, 2008 between the Parent and UEGL, as amended and restated September 22, 2008 effective June 11, 2008, as the same may be further amended or amended and restated on or prior to the issue date of the New Notes.”

““New Indenture” means the indenture governing the New Notes dated as of the Consent Effective Date, among the Company, the Parent, the subsidiary guarantors party thereto and the New Trustee, as further amended from time to time.”

““New Notes” means the Company’s 12% Senior Secured Notes due 2010 to be issued under the New Indenture.”

““New Parent Guarantee” means the guarantee by the Parent of the “Obligations” (as defined in the New Indenture) with respect to the New Notes pursuant to Article X of the New Indenture.”

““New Subsidiary Guarantee” means a guarantee by a Subsidiary Guarantor of the “Obligations” (as defined in the New Indenture) with respect to the New Notes pursuant to Article X of the New Indenture.”

““New Trustee” means the trustee under the New Indenture.”

““Obligor” means each of the Parent, the Company, the Subsidiary Guarantors and any other Person party to this Indenture that has granted to the Collateral Agent a Lien upon any of the Collateral as security for the Secured Obligations.”

““Secured Obligations” means the Note Obligations and the “Note Obligations” (as defined in the New Indenture).”

““Secured Parties” means the Holders of the Securities, the holders of the New Notes, the Trustee, the New Trustee and the Collateral Agent.”

““Security Documents” means any one or more security agreements, pledge agreements, collateral assignments, mortgages, share pledges, collateral agency agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company and any other Obligor creating, or purporting to create, a Lien upon Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, in each case as amended, modified, renewed, restated or replaced, in whole or part, from time to time, in accordance with its terms. Without limiting the generality of the foregoing, the Security Documents include the Parent Pledge Agreement, the Company Pledge Agreement and the Caspi Neft Security Agreements.”

““Subordinated Obligations” shall have the meaning set forth in Section 10.10 of the Indenture.”

““UEGL” means United Energy Group Limited, an exempted company with limited liability existing under the laws of Bermuda.”

(b) Amendments to Section 4.3 of the Original Indenture. Section 4.3 of the Original Indenture is amended by (i) in paragraph (1) of subsection (d) thereof, deleting the words “clauses (1) through (10) of Section 4.3(b)” and replacing them with the words “clauses (1) through (11) of Section 4.3(b)” and (ii) deleting subsection (b) thereof in its entirety and replacing it with the following:

“(b) So long as no Default shall have occurred and be continuing or would be caused thereby, Section 4.3(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1) the incurrence by the Parent, the Company and the Subsidiary Guarantors of Indebtedness represented by (a) the Initial Securities, the Parent Guarantee and the Subsidiary Guarantees, and (b) any Securities issued pursuant to the Registration Rights Agreement in exchange for the Initial Securities, and any Parent Guarantee or Subsidiary Guarantees related thereto;

(2) the incurrence by the Parent, the Company and the Subsidiary Guarantors of Indebtedness (I) represented by (a) the New Notes (including, for the avoidance of doubt, any New Notes issued to UEGL pursuant to terms of the Investment Agreement), the New Parent Guarantee and the New Subsidiary Guarantees, and (b) any notes issued pursuant to the registration rights agreement relating to such New Notes in exchange for such New Notes or related guarantees, or (II) otherwise incurred pursuant to the Investment Agreement;

(3) the incurrence by the Parent, the Company or any Subsidiary Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.3(a) or clause (1), clause (2), clause (10) or this clause (3) of this Section 4.3(b);

(4) the incurrence (or continuing to permit to remain outstanding Indebtedness previously incurred) by the Parent or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Parent and any of its Restricted Subsidiaries; provided, however, that:

(A) such Indebtedness must be expressly subordinated in right of payment to the prior payment in full in cash of all obligations with respect to the Securities or a Guarantee, as applicable, unless and without limiting Section 4.9 of this Indenture or Section 4.9 of the New Indenture, the obligor of such Indebtedness is a Restricted Subsidiary that is not an Obligor or an “Obligor” (as defined in the New Indenture); and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent or a Restricted

Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Parent or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

(5) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock, provided, in each such case, that the amount thereof is included in Fixed Charges of the Parent as accrued;

(6) any obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by the Parent or any Restricted Subsidiary in the ordinary course of business and any guaranties or letters of credit functioning as or supporting any of the foregoing bonds or obligations;

(7) any obligation under Interest Rate Agreements, Currency Agreements and Commodity Agreements; provided that such Interest Rate Agreements, Currency Agreements and Commodity Agreements are related to business transactions of the Parent or its Restricted Subsidiaries entered into in the ordinary course of business and are entered into for bona fide hedging purposes (and not financing or speculative purposes) of the Parent or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Parent);

(8) any obligation arising from agreements of the Parent or a Restricted Subsidiary providing for indemnification, guarantee, adjustment of purchase price, holdback, contingency payment obligation based on the performance of the disposed asset or similar obligations, in each case incurred or assumed in connection with the disposition of any business, asset or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Parent and its Restricted Subsidiaries in connection with such disposition;

(9) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(10) Indebtedness of a Restricted Subsidiary incurred after the Issue Date and outstanding on the date on which such Subsidiary was acquired by the Parent (other than Indebtedness incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Parent) and excluding therefrom any of such Indebtedness that is extinguished, retired or repaid in connection with such acquisition; provided that on the date of such acquisition and after giving pro forma effect thereto, the Parent would have been able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant; and

(11) Indebtedness outstanding on the Issue Date.”

(c) Amendments to Section 4.4 of the Original Indenture. Section 4.4 of the Original Indenture is amended by deleting clause (3) of subsection (b) thereof in its entirety and replacing it with the following:

“(3) any payment reasonably related to or contemplated by the consummation of the Transactions, as such term is defined in the Investment Agreement, as of the expiration time of the exchange offer referred to therein, or the redemption by the Parent of any remaining shares of the Parent’s 15% Senior Redeemable Convertible Preferred Stock and 20% Junior Redeemable Convertible Preferred Stock that remains outstanding following the closing of the Swap (as defined in the Investment Agreement).”

(d) Amendments to Section 4.6 of the Original Indenture. Section 4.6 of the Original Indenture is amended by deleting the language contained in such Section 4.6 in its entirety and replacing it with the following:

“(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction (other than pursuant to this Indenture, the Security Documents or the New Indenture) on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Parent or any of the Parent’s Restricted Subsidiaries, or pay any Indebtedness owed to the Parent or any of the Parent’s Restricted Subsidiaries;

(2) make loans or advances to the Parent or any of the Parent’s Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Parent or any of the Parent’s Restricted Subsidiaries.

(b) However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(2) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(3) any customary encumbrances or restrictions created under any agreements with respect to Indebtedness of the Parent, the Issuer or any Guarantor permitted to be incurred subsequent to the date of the Indenture pursuant to the provisions of Section 4.3 hereof, provided that the encumbrances and restrictions contained in any such agreement taken as a whole are not intentionally less favorable to the Holders of the Securities than the encumbrances and restrictions contained in this Indenture (as determined in good faith by the Parent); and

(4) with respect to clause (3) of Section 4.6(a) only, any of the following encumbrances or restrictions:

(A) customary non-assignment provisions in leases, licenses and contracts entered into in the ordinary course of business;

(B) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired;

(C) encumbrances set forth in agreements governing Liens securing Indebtedness otherwise permitted to be issued pursuant to the provisions of Section 4.5 hereof that limit the right of the Parent or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(D) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale;

(E) customary restrictions on the subletting, assignment or transfer of any property or asset that is subject to a lease, farm-in agreement or farm-out agreement, license or similar contract, or the assignment or transfer of any such lease, license or other contract; and

(F) customary restrictions on the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business.”

(e) Amendments to Section 4.8 of the Original Indenture. Section 4.8 of the Original Indenture is amended by (i) deleting the word “and” at the end of clause (6) of subsection (b) thereof, (ii) replacing the period at the end of clause (7) of subsection (b) thereof with a semicolon, and (iii) adding new clauses (8), (9) and (10) to subsection (b) thereof as set forth below:

“(8) the Transactions, as such term is defined in the Investment Agreement, any other transactions contemplated by the Investment Agreement or the redemption by the Parent of any shares of the Parent’s 15% Senior Redeemable Convertible Preferred Stock and 20% Junior Redeemable Convertible Preferred Stock that remain outstanding following the closing date of the Swap (as defined in the Investment Agreement);

(9) transactions between the Parent and/or one or more of its Restricted Subsidiaries and UEGL relating to (a) the sharing of equipment used in the Oil and Gas Business, (b) the secondment or sharing of employees, consultants or advisors between the Parent and/or one or more of its Wholly-Owned Restricted Subsidiaries and UEGL, and (c) the sharing of computer and other information systems and systems software, provided that, in the reasonable judgment of the Board of Directors of the Parent or the senior management thereof, the terms of such transactions are on terms that are no less favorable to the Parent or the relevant Restricted Subsidiary than those that would have been obtained at the time of such transaction in arm’s-length dealings by the Parent or such Restricted Subsidiary with a Person who is not an Affiliate; and

(10) transactions between the Parent and/or one or more of its Restricted Subsidiaries and UEGL relating to the acquisition or disposition of Hydrocarbons; provided that, in the reasonable judgment of a majority of the disinterested members of the Board of Directors of the Parent, the terms of such transactions are on terms that are no less favorable to the Parent or the relevant Restricted Subsidiary than those that would have been obtained at the time of such transactions in arm’s-length dealings by the Parent or such Restricted Subsidiary with a Person who is not an Affiliate; and provided further that the Parent shall deliver to the Trustee the written opinion specified in clause (2)(B) of Section 4.8(a) with respect to any transaction or series of transactions for which the aggregate consideration, when taken together with the aggregate consideration of all other transactions subject to this clause (10) entered into over the preceding two months, exceeds the greater of (i) $40.0 million, or (ii) the Parent’s oil revenue, net (calculated on a consolidated basis) for the two calendar months immediately preceding the entry into such transaction or series of transactions for which financial results are available.”

(f) Addition of Section 10.10 to the Original Indenture. The Original Indenture is amended by adding new Section 10.10 thereto as set forth below:

“Section 10.10 Subordination

(a) Each Obligor hereby subordinates any and all debts, liabilities and other obligations owed to such Obligor by each other Obligor (the “Subordinated Obligations”) to the Guarantee of such other Obligor (or if such other Obligor is the Company, to the Securities) under Section 10.1 hereof to the extent and in the manner hereinafter set forth in this Section 10.10.

(b) Except during the continuation of an Event of Default under clause (1), (2), (9) or (11) of Section 6.1, each Obligor may receive regularly scheduled payments from any other Obligor on account of the Subordinated Obligations. After the occurrence and during the continuation of any Event of Default under clause (1), (2), (9) or (11) of Section 6.1, however, unless the Trustee otherwise agrees, no Obligor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(c) In any proceeding under any Bankruptcy Law relating to any Obligor, each other Obligor agrees that the Trustee and the Holders shall be entitled to receive payment in full in cash of all Note Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such other Obligor receives payment of any Subordinated Obligations.

(d) After the occurrence and during the continuation of any Event of Default under clause (1), (2), (9) or (11) of Section 6.1, each Obligor shall, if the Collateral Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Collateral Agent on account of the Secured Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Obligor under the other provisions of its Guarantee under this Section 10.10 (or, if such other Obligor is the Company, under the Securities).

(e) After the occurrence and during the continuation of any Event of Default under clause (1), (2), (9) or (11) of Section 6.1, the Collateral Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Obligor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Secured Obligations (including any and all Post Petition Interest), and (ii) to require each Obligor (A) to collect and enforce, and to submit claims in respect of, Secured Obligations and (B) to pay any amounts received on such obligations to the Collateral Agent for application to the Secured Obligations (including any and all Post Petition Interest).

(f) Notwithstanding anything in this Section 10.10 to the contrary, the Obligors shall not be prohibited from making or receiving payments otherwise permitted under Article IV of this Indenture.”

(g) Amendments to Section 11.1 of the Original Indenture. Section 11.1 of the Original Indenture is amended by deleting the existing paragraph in its entirety and replacing it with the following:

“The payment of the principal of and interest and premium, if any, and Additional Amounts on the Securities when due, whether on an Interest Payment Date, at Stated Maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Securities or by any Guarantor pursuant to its Guarantee, the payment and performance of all other obligations of the Company and the Guarantors under this Indenture, the Securities and the Security Documents, according to the terms hereunder and thereunder, are secured as provided in the Security Documents and will be secured by the Collateral as required or permitted by this Indenture. The Collateral will also secure the obligations of the Company, the Parent and the Subsidiary Guarantors under the New Securities, the New Parent Guarantee and the New Subsidiary Guarantees, respectively, and all other “Note Obligations” (as defined in the New Indenture) on an equal and ratable basis.”

(h) Amendments to Section 11.2 of the Original Indenture. Section 11.2 of the Original Indenture is amended by adding new subsection (d) as set forth below:

“(d) The Collateral Agent shall act as secured party with respect to the Collateral on behalf of the Holders of the Securities and all other Secured Parties and shall serve as agent on behalf of all Secured Parties in respect of the possession and administration of the Collateral (all proceeds of Collateral to be applied to the Secured Obligations on a pro rata basis).”

(i) Amendments to Section 11.5 of the Original Indenture. Section 11.5 of the Original Indenture is amended by adding (i) “and the Collateral Agent” after the word “Trustee” in each instance the word “Trustee” appears in the first sentence of subsection (a) thereof and (ii) new subsection (d) thereto as set forth below:

“(d) Notwithstanding anything herein to the contrary, each Holder of Securities authorizes and empowers the Trustee and the Collateral Agent to execute and deliver such agreements, amendments, joinders, certificates, endorsements and such other documents and instruments, including amendments to the Security Documents, each in form and substance satisfactory to the Trustee or the Collateral Agent, respectively, as may be necessary or desirable in the determination of the Trustee or the Collateral Agent, respectively, to provide that the Collateral will secure the Secured Obligations on an equal and ratable basis and to provide that the Collateral Agent, on behalf of all Secured Parties, will serve as agent of the Secured Parties in respect of the possession and administration of the Collateral.”

(j) Addition of Section 11.8 to the Original Indenture. The Original Indenture is amended by adding new Section 11.8 thereto as set forth below:

“Section 11.8 Proceeds from Disposition of Collateral

(a) After the exercise of remedies by (i) the Collateral Agent, (ii) the New Trustee or the holders of the New Notes under Section 6.5 of the New Indenture, or (iii) the Trustee or the holders of the Securities under Section 6.5 hereof, any proceeds of the Collateral, when received by any Secured Party in cash or its equivalent, will be applied ratably in reduction of the outstanding Secured Obligations (and, as to the “Note Obligations” in respect of the New Indenture, in the order of priority set forth in Section 6.10 thereof and, as to the Note Obligations in respect of this Indenture, in the order of priority set forth in Section 6.10 hereof), and each of the Company, the Parent and the Subsidiary Guarantors irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Collateral Agent shall have the continuing and exclusive right to apply and reapply any and all such proceeds in the Collateral Agent’s sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

(b) In the event that the Collateral Agent receives the proceeds of any Collateral pursuant to any exercise of remedies under this Indenture, the New Indenture or the Security Documents, and any outstanding Secured Obligations with respect to which such proceeds are to be applied are not yet due and payable under this Indenture or the New Indenture, the Collateral Agent shall hold such proceeds as additional Collateral security and will deposit such proceeds in a segregated non-interest bearing account, to be applied in reduction of such Secured Obligations as such Secured Obligations become due and payable in accordance with the terms of the Indenture and/or the New Indenture, as applicable.

(c) Any proceeds of any Collateral that may be received by the Trustee or Holders of the Securities in violation of this Indenture shall be segregated and held in trust and promptly paid over to the Collateral Agent, for the ratable benefit of the Secured Parties entitled thereto, in the same form as received, with any necessary endorsements, and the Trustee hereby authorizes the Collateral Agent to make any such endorsements as agent for the Trustee and the Holders of the Securities (which authorization, being coupled with an interest, is irrevocable until such time as this Indenture is terminated in accordance with its terms).”

(k) Addition of Section 11.9 to the Original Indenture. The Original Indenture is amended by adding new Section 11.9 thereto as set forth below:

“Section 11.9 Enforcement Not Limited

It is understood and agreed that (i) upon the occurrence and during the continuation of an “Event of Default” (as defined in the New Indenture), the New Trustee may take and continue, and direct the Collateral Agent to take and continue, in each case to the extent permitted by the New Indenture and applicable law, any enforcement action with respect to the “Note Obligations” under the New Indenture and the Collateral in such order and manner as it may determine in its sole discretion and (ii) upon the occurrence and during the continuation of an Event of Default, the Trustee may take and continue, and direct the Collateral Agent to take and continue, in each case to the extent permitted by this Indenture and applicable law, any enforcement action with respect to the Note Obligations under this Indenture and the Collateral in such order and manner as it may determine in its sole discretion; provided that (i) the New Trustee and the Trustee shall cooperate in good faith with the Collateral Agent in the orderly administration of the Collateral in connection with an exercise of remedies hereunder or under the New Indenture, as applicable, and (ii) all proceeds of any Collateral (howsoever realized and whomsoever realizing the same) shall in any event be applied ratably to the Secured Obligations in accordance with Section 11.8 hereof. The Trustee, for itself and on behalf of the Holders of the Securities, hereby acknowledges and agrees that no covenant, agreement or restriction contained in this Indenture or in the Security Documents or otherwise shall be deemed to restrict in any way the rights and remedies of the New Trustee or the holders of the New Notes with respect to the Collateral as set forth in the Security Documents and the New Indenture or under applicable law (all proceeds of Collateral (howsoever realized and whomsoever realizing the same) in any event to be applied ratably to the Secured Obligations in accordance with Section 11.8 hereof).”

3. OPERATION OF AMENDMENTS. Upon the execution and delivery of this Third Supplemental Indenture by the parties hereto, this Third Supplemental Indenture will become effective but the Amendments will not become operative until the Securities are accepted for payment and exchange in the exchange offer described in the Offering Memorandum.

4. APPLICATION OF THIRD SUPPLEMENTAL INDENTURE. The provisions and benefit of this Third Supplemental Indenture shall be effective with respect to the Securities.

5. INCORPORATION OF THE ORIGINAL INDENTURE. All the provisions of this Third Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Original Indenture; and the Original Indenture, as supplemented and amended by this Third Supplemental Indenture, is ratified and affirmed and shall be read, taken and construed as one and the same instrument. Henceforth “Indenture” shall refer to the Original Indenture as hereby amended and supplemented.

6. GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS THIRD SUPPLEMENTAL INDENTURE.

7. COUNTERPARTS. This Third Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Third Supplemental Indenture. This Third Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Original Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

10. SEVERABILITY. In case any provision in this Third Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

11. NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS. This Third Supplemental Indenture and the Original Indenture as supplemented hereby may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Third Supplemental Indenture and the Original Indenture as supplemented hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first above written.

THE COMPANY:

TRANSMERIDIAN EXPLORATION INC.

By:	/s/ Earl W. McNiel
Earl W. McNiel
Vice President

GUARANTORS:

BRAMEX MANAGEMENT, INC.

By:	/s/ Earl W. McNiel
Earl W. McNiel
Vice President

TRANSMERIDIAN EXPLORATION INCORPORATED

By:	/s/ Earl W. McNiel
Earl W. McNiel
Vice President and Chief Financial Officer

TMEI OPERATING, INC.

By:	/s/ Earl W. McNiel
Earl W. McNiel
Vice President

TRANSMERIDIAN (KAZAKHSTAN) INCORPORATED

By:	/s/ Earl W. McNiel
Earl W. McNiel
Vice President

Signature Page to Third Supplemental Indenture

JSC CASPI NEFT TME

By:	/s/ Anatole Kunevich
Anatole Kunevich
President

TRUSTEE:

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Vanessa Mack
	Name:	Vanessa Mack
	Title:	Vice President

Signature Page to Third Supplemental Indenture